Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG THIRD QUARTER
FISCAL 2013 FINANCIAL RESULTS

Diluted EPS Grows 44% Over Prior Year’s Quarter
Operating Income Increases 20%
Sales and Adjusted EBITDA Each Increase 9%
Company Reaffirms Its Fiscal 2013 Adjusted EBITDA Guidance of $30-$32 Million

Salt Lake City, Utah – July 9, 2013 – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal third quarter ended June 1, 2013.

Fiscal 2013 Third Quarter Financial Highlights

•	Sales increased 9% to $44.9 million, compared with $41.3 million in the prior year.
•
Sales grew at nearly all of the Company’s major channels, including its U.S./Canada regional sales offices, government services office, international direct offices, from licensee partners, and through the national account practices channel.

•	Gross profit increased 13% to $29.4 million on increased sales and an improvement in the Company’s gross margin to 65.6% of sales compared with 63.3% of sales in fiscal 2012.
•	Adjusted EBITDA increased 9% to $6.3 million compared with $5.8 million in the prior year.
•	Net income increased 31% to $2.1 million compared with $1.6 million in the third quarter of fiscal 2012.
•	EPS grew 44%, to $0.13 per diluted share, from $0.09 per diluted share in the prior year.
•	Cash and cash equivalents remained strong and totaled $8.9 million at June 1, 2013 compared with $11.0 million at August 31, 2012.
•
The Company completed the acquisition of NinetyFive 5, an entity that provides sales success training services that complement existing Sales Performance Practice curriculum.  This acquisition is expected to strengthen the Company’s Sales Performance Practice offerings and improve practice performance in future periods.

Net sales for the quarter ended June 1, 2013 increased $3.6 million, or 9%, to $44.9 million, compared with $41.3 million in the prior year.  Sales increased at the Company’s U.S./Canada direct offices, including its government services office; at its international direct offices; from international licensees; from its national account practices; and from increased leasing revenues.  Adjusted EBITDA for the quarter increased to $6.3 million, or 9%, compared with $5.8 million in fiscal 2012.  The Company’s Adjusted EBITDA margin (Adjusted EBITDA as a percent of sales) remained strong, and increased to 14.0% compared with 13.9% in the third quarter of fiscal 2012.  Income from operations increased by $0.7 million, or 20%, to $4.1 million compared with $3.4 million the third quarter of the prior year.  Improved operating results flowed through to net income, which increased by 31% to $2.1 million, or $0.13 per diluted share, compared with $1.6 million, or $.09 per diluted share, in the third quarter of fiscal 2012.

Bob Whitman, Chairman and Chief Executive Officer, commented, “Our key financial metrics were again strong across the board in the quarter and reflect the sustained growth and consistency the Company has been able to achieve in these key metrics over the last several fiscal years.  We believe these key metrics point to continued growth for our business in future periods.  Franklin Covey’s momentum and trajectory in its global business remains strong and despite ongoing softness in our government business, we are confident that we can achieve strong fourth quarter results to finish our fiscal year.”

Fiscal 2013 Third Quarter Financial Results

The Company’s consolidated sales increased to $44.9 million compared with $41.3 million in the third quarter of fiscal 2012.  Sales increased at nearly all of the Company’s major channels, including its U.S./Canada regional sales offices, government services office, international direct offices, international licensee channel, national account practices, and from increased leasing revenues.  Revenue in the Company’s U.S./Canada regional sales offices, including the government services office, increased 11% compared with the third quarter of fiscal 2012.  Sales growth was generally broad-based across the Company’s key Practice areas and the Company benefited from strong facilitator sales and intellectual property license revenues during the quarter.  Sales increased at each of the Company’s international direct offices compared with the prior year.  However, the impact of a weakening Yen against the United States Dollar resulted in a $0.5 million decrease in translated sales from the Company’s Japan office when compared with the prior year.  Many of the Company’s international licensee partners also recognized stronger sales during the quarter, resulting in a 5% overall increase in royalty revenues.  The Company’s national account practices reported a 37% increase in revenues, driven by increased Education and Sales Performance Practice sales.  The Education Practice, which delivers content based on The Leader In Me to elementary schools in the United States and internationally, increased sales by 60% compared with the prior year.  Sales Performance Practice sales were favorably impacted by the acquisition of NinetyFive 5 LLC (NinetyFive 5), which was completed during the third quarter of fiscal 2013.  NinetyFive 5 provides sales success training services that complement the Company’s existing sales performance curriculum.  The Company is pleased to add the synergistic capabilities of NinetyFive 5 to its Sales Performance Practice and anticipates continued favorable results from this acquisition in future periods.  Other revenues, which consist primarily of leasing and shipping and handling revenues, increased by 11%, primarily as a result of new leasing contracts at the Company’s corporate headquarters facility.

Gross profit increased 13% to $29.4 million compared with $26.1 million in the third quarter of the prior year.  The increase in gross profit was attributable to increased sales, as described above, and improved gross margin.  The Company’s gross margin for the quarter ended June 1, 2013 increased to 65.6% of sales compared with 63.3% in the third quarter of fiscal 2012.  The improvement in gross margin was primarily due to increased facilitator sales in the U.S./Canada direct offices during the quarter and increased intellectual property license revenues, which have higher margins than the majority of the Company’s other services and products.

Selling, general and administrative expenses (SG&A) increased $2.2 million compared with the third quarter of fiscal 2012, reflecting ongoing investments in hiring new sales-related personnel and marketing initiatives.  The increase in SG&A expenses over the prior year was primarily due to 1) a $2.1 million increase in associate costs; 2) a $0.4 million increase in advertising and promotional costs that were primarily related to strategic initiatives which we believe had a favorable impact on the current quarter’s sales and which are also expected to increase sales in future quarters; and 3) a $0.2 million increase in travel expenses related primarily to marketing activities and increased sales activity during the quarter.  These SG&A expense increases were partially offset by a $0.6 million decrease in non-cash share-based compensation expense compared with the prior year.  Depreciation expense increased by $0.1 million compared with the prior year primarily due to the addition of fixed assets during fiscal 2013.  Consolidated amortization expense increased by $0.3 million compared with the prior year due to the acquisition of NinetyFive 5 during the quarter ended June 1, 2013.

Income from operations increased $0.7 million, or 20%, to $4.1 million compared with $3.4 million in the third quarter of fiscal 2012.  Net income improved 31%, to $2.1million, or $0.13 per diluted share, compared with $1.6 million, or $.09 per diluted share in the third quarter of the prior year.

The Company’s balance sheet and liquidity position remained strong through the end of the third quarter as the Company had $8.9 million in cash and cash equivalents at June 1, 2013 compared with $11.0 million at August 31, 2012.  During the quarter ended June 1, 2013, the Company paid $2.2 million in cash to the former owners of CoveyLink Worldwide, LLC for the fourth of five potential contingent earnout payments and paid $1.1 million of the initial purchase price to acquire NinetyFive 5.  Net working capital totaled $28.8 million at June 1, 2013 compared with $27.5 million on August 31, 2012.  The Company had no borrowings on its line of credit facility at June 1, 2013.

Fiscal 2013 Year-to-Date Financial Results

Consolidated sales for the three quarters ended June 1, 2013 increased $9.9 million to $129.4 million, an 8% increase compared with the same period in fiscal 2012.  For the three quarters ended June 1, 2013, sales increased at nearly all of the Company’s primary delivery channels compared to the prior year.  Increased sales and an improved gross margin led to an 11% increase in gross profit to $86.3 million compared with $77.7 million in fiscal 2012.  Consolidated gross margin increased to 66.7% of sales compared with 65.0% in fiscal 2012, primarily due to increased facilitator sales in the United States, increased international licensee royalties, and increased intellectual property license revenues.  The Company’s SG&A expenses increased $5.8 million primarily due to increased associate costs, marketing expenses for strategic initiatives, and increased travel costs to support higher sales.  These increases were partially offset by a $1.4 million decrease in non-cash share-based compensation expense.

Adjusted EBITDA increased to $18.9 million, or 9%, compared with $17.4 million in the first three quarters of fiscal 2012 and Adjusted EBITDA margin remained consistent with the prior year at 14.6%.  Net income for the three quarters ended June 1, 2013 increased 49% to $6.6 million, or $.36 per diluted share, compared with $4.4 million, or $.24 per diluted share, on the strength of increased pretax income and a lower effective income tax rate.

Cash flows from operating activities for the three quarters ended June 1, 2013 increased to $8.9 million compared with $8.7 million in the first three quarters of fiscal 2012.

Fiscal 2013 Outlook

The Company reaffirms its previous guidance that Adjusted EBITDA for fiscal 2013 is expected to range from $30 million to $32 million.

Earnings Conference Call

As previously announced, on Tuesday, July 9, 2013, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended June 1, 2013.  Interested persons may participate by dialing 800-447-0521 (International participants may dial 847-413-3238), access code: 35125489.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m/p/fr9q3be8.  A replay will be available from July 9 (7:30 pm ET) through July 15, 2013 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 35125489#.  The webcast will remain accessible through July 15, 2013 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2013; anticipated future sales; expected impact of the NinetyFive 5 acquisition; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release, except as required by law.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and other non-recurring items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  We do not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of our inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact:	Media Contact:
Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per share amounts, and unaudited)

	Quarter Ended		Three Quarters Ended
	June 1,	May 26,	June 1,	May 26,
	2013	2012	2013	2012

Net sales	$44,859	$41,274	$129,350	$119,441

Cost of sales	15,424	15,130	43,073	41,774
Gross profit	29,435	26,144	86,277	77,667

Selling, general, and administrative	23,661	21,448	69,295	63,535
Depreciation	752	680	2,175	2,374
Amortization	960	622	2,201	1,879
Income from operations	4,062	3,394	12,606	9,879

Interest expense, net	(420)	(611)	(1,320)	(1,863)
Discount on related party receivable	(135)	-	(418)	-
Other income, net	20	-	20	-
Income before income taxes	3,527	2,783	10,888	8,016

Income tax provision	(1,416)	(1,166)	(4,289)	(3,575)
Net income	$2,111	$1,617	$6,599	$4,441

Net income per common share:
Basic	$0.13	$0.09	$0.37	$0.25
Diluted	0.13	0.09	0.36	0.24

Weighted average common shares:
Basic	16,330	17,797	17,680	17,765
Diluted	16,421	18,316	18,469	18,200

Other data:
Adjusted EBITDA(1)	$6,262	$5,752	$18,915	$17,433

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	June 1,	May 26,	June 1,	May 26,
	2013	2012	2013	2012
Reconciliation of net income to Adjusted EBITDA:
Net Income	$2,111	$1,617	$6,599	$4,441
Adjustments:
Other income, net	(20)	-	(20)	-
Interest expense, net	420	611	1,320	1,863
Discount on related party receivable	135	-	418	-
Income tax provision	1,416	1,166	4,289	3,575
Amortization	960	622	2,201	1,879
Depreciation	752	680	2,175	2,374
Share-based compensation	488	1,056	1,933	3,301

Adjusted EBITDA	$6,262	$5,752	$18,915	$17,433

Adjusted EBITDA margin	14.0%	13.9%	14.6%	14.6%

FRANKLIN COVEY CO.
Additional Sales Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	June 1,	May 26,	June 1,	May 26,
	2013	2012	2013	2012
Sales Detail by Category:
Training and consulting services	$42,378	$38,213	$121,185	$110,201
Products	1,428	2,291	4,995	7,057
Leasing	1,053	770	3,170	2,183

Total	$44,859	$41,274	$129,350	$119,441

Sales Detail by Region/Type:
U.S./Canada direct	$25,139	$22,736	$67,850	$60,241
International direct	5,143	5,612	20,341	20,693
International licensees	3,749	3,581	11,667	10,793
National account practices	8,077	5,917	20,356	17,197
Self-funded marketing	1,317	2,132	4,205	6,871
Other	1,434	1,296	4,931	3,646

Total	$44,859	$41,274	$129,350	$119,441

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	June 1,	August 31,
	2013	2012
Assets
Current assets:
Cash	$8,903	$11,011
Accounts receivable, less allowance for
doubtful accounts of $677 and $851	37,117	38,087
Receivable from related party	2,844	3,588
Inventories	4,091	4,161
Deferred income taxes	3,481	3,634
Prepaid expenses and other current assets	4,643	3,714
Total current assets	61,079	64,195

Property and equipment, net	17,672	18,496
Intangible assets, net	61,027	59,205
Goodwill	16,124	9,172
Long-term receivable from related party	4,224	3,478
Other assets	9,310	9,534
	$169,436	$164,080

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,101	$992
Current portion of bank note payable	833	2,500
Accounts payable	6,868	7,758
Income taxes payable	667	869
Accrued liabilities	22,801	24,530
Total current liabilities	32,270	36,649

Financing obligation, less current portion	27,677	28,515
Bank note payable, less current portion	-	208
Other liabilities	5,668	1,152
Deferred income tax liabilities	7,195	7,001
Total liabilities	72,810	73,525

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	207,747	182,534
Common stock warrants	-	5,260
Retained earnings	32,709	26,110
Accumulated other comprehensive income	2,113	3,410
Treasury stock at cost, 10,767 and 9,365 shares	(147,296)	(128,112)
Total shareholders' equity	96,626	90,555
	$169,436	$164,080